EXHIBIT 99.1

Crown Media Holdings Announces Revenue Increase of 21%

for First Quarter of 2005

Growth in Distribution Drives Subscribers Up by18%

GREENWOOD VILLAGE, Colo. – June 15, 2005 - Crown Media Holdings, Inc. (NASDAQ: CRWNE) today reported its operating results for the three months ended March 31, 2005.  In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations for all periods presented and related assets and liabilities as held for sale in the accompanying balance sheet as of March 31, 2005.

Operating Highlights for the Quarter and the Year

•                  Revenue growth.  Crown Media’s net revenue in the first quarter of 2005 increased 21% to $40.6 million, from $33.4 million in the prior year’s first quarter. Advertising revenues for the quarter totaled $33.9 million, an increase of 43% from the first quarter of 2004.   Subscriber fee revenues increased over 90% to $4.6 million as free carriage periods expired for certain subscribers.

•                  Subscriber increase.  Hallmark Channel U.S. subscribers increased 18% to 67.7 million as of March 31, 2005, from 57.6 million subscribers as of March 31, 2004.  The tremendous success of our grass roots efforts campaign in 2005 combined with the appeal of our original programming generated growth in subscribers on new systems as well as expansion on existing systems.  Growth in distribution continues to climb, and the channel is currently in 68.5 million homes according to Nielsen, up over 4 million since the beginning of the year.

•                  U.S. ratings success.  For the first quarter of 2005, Hallmark Channel delivered its highest quarter ever in terms of ratings and household impressions for both total day and prime time.  The channel remained in the top ten for total day household rating and ranked thirteenth for prime time household rating among the 59 ad-supported cable networks according to Nielsen.  As compared to the first quarter of 2004, Hallmark Channel delivered significant double digit increases in all of its key demographic groups driven by momentum generated during the holidays and a strong slate of original programming.

•                  Original programming delivers results.  The network introduced its Hallmark Channel Mystery Movies series in the first quarter – McBride, starring John Larroquette, Jane Doe,

starring Lea Thompson, and Mystery Woman, with Kellie Martin.  The premieres of the series averaged a 1.3 household rating, with impressions up 60% in their Friday night time slot as compared to the prior year.  The channel also had success with three original movies in the quarter, scoring strong ratings and delivering viewers in the channel’s key target demo groups.  Overall, viewers stayed with Hallmark Channel longer than any other cable network in the first quarter, as the channel aired eight of the top 10 original cable movies for average length of tune according to Nielsen.

•                  International sale.   The Company announced on April 26th that it completed the sale of its international businesses to an investor group comprised of Providence Equity Partners, 3i and David Elstein, a U.K. television executive.  Proceeds of the sale were used primarily to pay off the Company’s $100 million term loan, to reduce the amount outstanding under the Company’s revolving credit facility by $95 million and to fund transaction related costs.

“We are very pleased to be able to deliver another quarter of successful programming and solid ratings, which combined with expanded distribution to generate strong revenue growth,” remarked David Evans, President and CEO of Crown Media.  “Viewers, distributors and advertisers all benefit from this success, and increase their support for the Hallmark Channel.

“This trend continues into the second quarter.  The first week of April was our highest ever in terms of ratings and impressions, and April marked our sixth straight month as a top ten cable network for total day.  With the international transaction completed, our goal is to focus on our domestic business and drive this company towards profitability in the future.”

Financial Results

Historical financial information is provided in tables at the end of this release.  In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations for all periods presented and related assets and liabilities as held for sale in the accompanying balance sheet as of March 31, 2005.

Operating Results

Crown Media reported revenue of $40.6 million for the first quarter of 2005, a 21% increase from $33.4 million for the first quarter of 2004. Subscriber fee revenue in the first quarter increased 94% to $4.6 million, from $2.4 million in the prior year’s quarter, as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 43% to $33.9 million during the quarter, from $23.7 million in the first quarter of 2004, reflecting growth in domestic subscribers, an increase in U.S. ratings and higher advertising rates. Licensing fees for our film library decreased to $2.1 million during the quarter, from $7.3 million in the prior year’s quarter. During the first quarter of 2004, the Company signed a large agreement with one customer, which did not occur during the first quarter of 2005.

For the first quarter of 2005, cost of services increased to $45.0 million from $36.2 million during the same quarter of 2004. Within cost of services, programming expenses increased 47% quarter over quarter to $28.0 million, because of higher quality programming for our domestic channels, including M*A*S*H, Judging Amy, Mystery Movies and JAG, and the related amortization.  For the three months ended March 31, 2005, amortization of film assets decreased to $5.7 million from $7.3 million during the same quarter of 2004 primarily due to a decrease in the internal use of the library assets for the three months ended March 31, 2005, substantially offset by the reduction in third party licenses of library assets.  Subscriber acquisition fee expense was $9.5 million in the first quarter of 2005 versus $6.0 million in same period of 2004. Our domestic subscribers increased from 57.6 million at March 31, 2004, to 67.7 million at March 31, 2005, and the Company incurred approximately $41.8 million of subscriber acquisition fees primarily for such additional subscribers.  The Company amortizes these costs over the remaining life of the distribution agreement, which has resulted in a 60% increase in our subscriber acquisition fee amortization expense for the period ended March 31, 2005, as compared to the prior year period. Other cost of services decreased 54% from $3.9 million to $1.8 million for the first quarter of 2005.  Selling, general and administrative expenses increased to $12.2 million for the three months ended March 31, 2005, from $11.3 million in the year earlier period primarily due to an increase in consulting expense and audit fees associated with our requirements under Sarbanes-Oxley.  Marketing expenses increased to $9.8 million for the three months ended March 31, 2005, from $4.1 million in the year earlier period primarily due to the first quarter 2005 Mystery Movie marketing campaign for the Hallmark Channel. In order to build upon the success of our 2004 Holiday promotion and assist with sales in our upfront season by driving up ratings, the Company has run the Mystery Movie promotion during 2005. The prior year’s marketing activity was significantly less as there were not as many tent pole programming events in the first quarter of 2004.

Adjusted EBITDA loss totaled $7.7 million for the first quarter of 2005, compared to an Adjusted EBITDA loss of $2.2 million for the same period last year. Cash used in continuing operating activities totaled $12.9 million for the first quarter of 2005 compared to $9.2 million for the same period last year. The net loss for the three month period ended March 31, 2004, totaled $50.9 million, or $0.49 per share, compared to $41.5 million, or $0.40 per share, in the first quarter of 2004.

Conference Call and Webcast to be Held June 15 at 10:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 10:00 a.m. Eastern Time to discuss the results of the first quarter of 2005.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media First Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 12:00 p.m. Eastern Time, June 15, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 35318931.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWNE) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to over 68 million subscribers.  Prior to the sale of the international business on April 26, 2005, the international channel was distributed to approximately 60 million subscribers in 152 countries.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2004 and 10-Q Report for the quarter ended March 31, 2005.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets, but inclusive of impairment charges. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring programming and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Subscriber fees	$4,610	$2,373
Advertising	33,333	23,388
Advertising by Hallmark Cards	543	350
Film asset license fees	2,083	7,290
Total revenue	40,569	33,401
Cost of services:
Affiliate programming	9,891	7,390
Non-affiliate programming	18,131	11,633
Amortization of film assets	5,681	7,330
Subscriber acquisition fee amortization	9,508	5,941
Other cost of services	1,796	3,925
Total cost of services	45,007	36,219
Selling, general & administrative expenses	12,152	11,251
Marketing expense	9,830	4,121
Depreciation and amortization	1,350	1,684
Loss from continuing operations before interest expense	(27,770)	(19,874)
Interest expense	(16,896)	(14,218)
Loss from continuing operations	(44,666)	(34,092)
Loss from discontinued operations	(6,241)	(7,384)
Net loss	$(50,907)	$(41,476)
Net loss per share	$(0.49)	$(0.40)
Weighted average shares outstanding	104,533	104,533

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of March 31,	As of December 31,
	2005	2004

ASSETS

Cash and cash equivalents	$14,746	$12,102
Accounts receivable, less allowance for doubtful accounts of $1,281 and $6,695, respectively	59,081	75,459
Program license fees - affiliates	29,785	40,048
Program license fees - non-affiliates	63,407	78,823
Subtitling and dubbing	—	1,143
Receivable from affiliate	18,468	16,644
Prepaid and other assets	7,174	13,887
Current assets held for sale	54,919	—
Total current assets	247,580	238,106
Accounts receivable	7,616	6,798
Program license fees - affiliates	58,248	59,987
Program license fees - non-affiliates	160,536	135,372
Subtitling and dubbing	0	1,583
Film assets, net	445,812	599,013
Subscriber acquisition fees, net	108,788	120,013
Property and equipment, net	20,877	32,829
Goodwill	314,033	314,033
Prepaid and other assets	3,466	5,034
Non-current assets held for sale	168,064	—
Total assets	$1,535,020	$1,512,768

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$24,171	$40,228
Accrued restricted stock units	11,825	13,649
Subscriber acquisition fees payable	33,465	35,223
License fees payable to affiliates	15,128	—
License fees payable to non-affiliates	72,417	79,815
Payables to affiliates	14,125	13,512
Credit facility and interest payable	376	479
Capital lease obligations	571	2,276
Deferred revenue	968	612
Current liabilities held for sale	23,433	—
Total current liabilities	196,479	185,794
Accrued liabilities	14,036	21,617
Subscriber acquisition fees payable	—	678
License fees payable to affiliates	151,980	151,980
License fees payable to non-affiliates	140,845	111,761
Line of credit and interest payable to HC Crown	82,195	81,067
Payable to Hallmark Entertainment affiliates	100,000	100,000
Senior unsecured note to HC Crown, including accrued interest	472,645	460,930
Credit facility	310,000	310,000
Capital lease obligations	16,635	22,817
Company obligated mandatorily redeemable preferred interest	12,167	11,488
Non-current liabilities held for sale	13,397	—
Total liabilities	1,510,379	1,458,132
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 shares issued and outstanding as of March 31, 2005 and December 31, 2004	739	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of March 31, 2005 and December 31, 2004	307	307
Paid-in capital	1,386,857	1,365,450
Accumulated other comprehensive income	2,939	3,434
Accumulated deficit	(1,366,201)	(1,315,294)
Total stockholders’ equity	24,641	54,636
Total liabilities and stockholders’ equity	$1,535,020	$1,512,768

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended March 31,
	2005	2004

Net loss	$(50,907)	$(41,476)
Loss from discontinued operations	6,241	7,384
Amortization of film assets	5,681	7,330
Subscriber acquisition fee amortization expense	12,718	8,627
Depreciation and amortization	1,639	1,684
Interest expense	16,896	14,218
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(7,732)	$(2,233)

Restricted stock unit and stock-based compensation	2,412	2,339
Programming, subtitling and dubbing amortization	28,473	19,426
Provision for allowance for doubtful account	(946)	1,031
Changes in operating assets and liabilities:
Additions to program license fees	(66,003)	(17,368)
Additions to subscriber acquisition fees	(1,493)	(4,775)
Decrease in subscriber acquisition fees payable	(2,435)	2,239
Interest paid	(4,797)	(3,514)
Changes in other operating assets and liabilities, net of adjustments above	39,662	(6,329)
Net cash used in continuing operating activities	$(12,859)	$(9,184)

	Three Months Ended March 31,
	2005	2004

Net cash used in continuing operating activities	$(12,859)	$(9,184)

Net cash used in investing activities	(248)	(64)
Net cash provided by financing activities	21,243	24,300

Net cash used in discontinued operations	(4,997)	(11,544)

Effect of exchange rate changes on cash	(495)	460
Net (decrease) increase in cash and cash equivalents	2,644	3,968
Cash equivalents, beginning of period	12,102	4,306
Cash equivalents, end of period	$14,746	$8,274

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